UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2006

LITTLE SIOUX CORN PROCESSORS, L.L.C.

(Exact name of small business issuer as specified in its charter)

Iowa	0001229899	42-1510421
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4808 F Ave.
Marcus, IA 51035
(Address of principal executive offices)

(712) 376-2800
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement, Item 2.03 Creation of a Direct Financial Obligation

Little Sioux Corn Processors, L.L.C. (the “Company”) acting as general partner of LSCP, LLLP, (collectively referred to in this report as “we,” or “us.”) entered into the following agreements:

Settlement of Dispute with ADM

As previously reported, during the first fiscal quarter of 2006, we were involved in a dispute with Archer Daniels Midland Company (“ADM”) regarding the actual price ADM is required to pay for all the ethanol it purchased from LSCP, LLLP under the Ethanol Marketing Agreement dated February 19, 2002 (the “Ethanol Marketing Agreement”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Registrant’s Report on Form 10-K for the fiscal year ended September 30, 2005 and Form 10-Q for the fiscal quarter ended December 31, 2005. The dispute arose over ADM’s claimed failure to include its gains and losses from gasoline index hedges in calculating the price ADM is to pay to LSCP, LLP, which resulted in an overpayment for all the ethanol purchased by ADM from LSCP, LLP since the inception of the Ethanol Marketing Agreement through September 30, 2005. After engaging independent accountants in December 2005 to review ADM’s claimed overpayment, on February 17, 2006, we entered into a Settlement Agreement and Release of Claims (“Settlement Agreement”) with ADM in resolution of this dispute. Under the terms of the Settlement Agreement, both parties agreed to release and discharge each other from any and all claims relating to the inclusion of gains and losses from gasoline index hedges in calculating the price ADM is to pay LSCP, LLLP under the Ethanol Marketing Agreement through September 30, 2005. In addition, as consideration for the release of claims by ADM, we agreed to pay a single cash payment of Three Million Ten Thousand Two Hundred Ninety-Seven Dollars and 37/100 ($3,010,297.37) to ADM upon execution of the Settlement Agreement.

Standard Short Form Agreement between Owner and Contractor for Grain Handling Expansion and Existing Silo Modification

On January 25, 2006, we awarded a contract to McCormick Construction Company, Inc. (“McC Inc.”) for the expansion of LSCP, LLLP’s grain handling facilities and modification of existing grain silos to support the planned 40 million gallon per year expansion of the ethanol plant. In exchange for these services, we have agreed to pay McC Inc., a lump sum of $5,673,025.00, subject to any mutually agreed-upon adjustments.

Under the terms of the contract, McC Inc. must:

•                  Substantially complete the expansion of the grain handling facilities by May 1, 2007 (“Phase I”);

•                  Substantially complete the remodeling of the existing grain silos by September 1, 2007 (“Phase II”);

•                  Supervise and coordinate the construction means, methods, techniques, sequences and procedures utilized for Phase I and Phase II;

•                  Provide a competent level of supervision for his employees and subcontractors;

•                  Perform Phase I and Phase II in a workmanlike manner in accordance with the standards of care and diligence and furnish materials of new and good quality;

•                  For a period of one year after substantial completion, promptly correcting any defective work upon receipt of notice from us that the work performed was defective; and

•                  Indemnify and hold us harmless from all claims for injury and property damage that may occur as a result of the performance of Phase I and Phase II to the extent of the negligence attributed to such acts or omissions of McC Inc., its employees or subcontracts, but not including any of our actions or those of others retained by us that amount to omissions or negligence.

Under the terms of the contract, we must:

•                  Timely provide all information, financial and otherwise, required for McC Inc. to complete its obligations under the contract;

•                  Secure and pay for all permits, including the building permit, approvals, easements, licenses, renewals and fees not the responsibility of McC Inc., but required for the development, construction, use or occupancy of permanent structures or for permanent changes in existing facilities;

•                  Make progress payments to McC Inc., less a 5% retainage within 20 days after payment applications are submitted. Upon our acceptance of the certificate of substantial completion for Phase I and Phase II, we are required to pay the remaining retainage held by us for that portion of the work less a sum equal to 200% of the estimated cost of completing or correcting remaining items on that part of the work. We are required to make final payment of the balance of the contract within 20 days after McC Inc. has submitted application for final payment. If we fail to pay all due and payable amounts, we will be charged interest at the prevailing prime rate from the date payment is due.

McC Inc. has the right to stop work if the amounts owed by us are not paid within 7 days after such payment is due. The time for completion of Phase I and Phase II shall be extended if circumstances beyond the control of McC Inc. occur. Both parties agree to undertake reasonable steps to mitigate the effect of any delays. The amount of damages we can recover against McC Inc. for breach of its obligations under this contract is limited to the additional costs incurred as a result of the breach. Both parties waive the right to claim consequential damages.

We may suspend or terminate the agreement if McC Inc. fails to satisfactorily correct a default within 7 working days after written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLE SIOUX CORN PROCESSORS, L.L.C.

Dated: February 21, 2006	By:	/s/ Stephen Roe
Stephen Roe, President and Chief Executive Officer